Exhibit (a)(1)(E)

U.S. Offer to Purchase for Cash
All Outstanding Class A Shares, Class B Shares,
Class C Shares and Class D Shares held by U.S. Persons
and All Outstanding American Depositary Shares
(each representing one Class D Share)

of

YPF Sociedad Anónima

by

Petersen Energía Inversora, S.A.,
Enrique Eskenazi, Sebastián Eskenazi,
Matías Eskenazi Storey and
Ezequiel Eskenazi Storey

Pursuant to the U.S. Offer to Purchase dated September 11, 2008

THIS U.S. OFFER CAN BE ACCEPTED BY HOLDERS OF AMERICAN DEPOSITARY SHARES, BY 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER, 2008, UNLESS THE TENDER OFFER IS EXTENDED OR EARLIER TERMINATED.

September 11, 2008

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Enclosed is an offer to purchase, dated September 11, 2008 (the “U.S. Offer to Purchase”) and the related letter of transmittal (the “Letter of Transmittal,” and together with the U.S. Offer to Purchase, as amended or supplemented from time to time, the “Offer Documents”) relating to the tender offer by Petersen Energía Inversora, S.A. (“Purchaser”), a corporation (sociedad anónima) organized under the laws of the Kingdom of Spain and a direct wholly-owned subsidiary of Petersen Energía Inversora Holding GmbH, a limited liability company (GmbH) organized under the laws of the Republic of Austria (“Holding”), and by Enrique Eskenazi, Sebastián Eskenazi, Matías Eskenazi Storey and Ezequiel Eskenazi Storey (collectively, the “Eskenazi Family”, and together with the Purchaser, the “Bidders”) to purchase (1) Class A Shares, Class B Shares, Class C Shares and Class D Shares of YPF Sociedad Anónima (“YPF” or the “Issuer”), a corporation organized under the laws of the Republic of Argentina (“Argentina”) (all such shares having par value of 10 Pesos per share, collectively, the “Shares”) held by U.S. Persons and (2) the American Depositary Shares (each representing one Class D Share) (the “ADSs”; and together with the Shares, the “Securities”), at a price of U.S. $49.45 (forty-nine dollars and forty-five cents) per Security, in cash (the “Offer Price”), without interest thereon less any required withholding taxes and, if applicable, any Distributions, upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “U.S. Offer” ). The U.S. Offer is being made in conjunction and simultaneously with an offer by Purchaser in Argentina for all outstanding Shares (but not ADSs) (whether or not held by U.S. Persons) (the “Argentine Offer,” and together with the U.S. Offer, the “Offers”). The price offered in the Argentine Offer is the same as the Offer Price in the U.S. Offer, payable in Argentine pesos in the case of the Argentine Offer. The Bidders do not intend to change the Offer Price and, while the Offers are open, will not purchase or make any arrangements to purchase Securities, other than pursuant to the Offers.

All terms not otherwise defined herein have the meaning set forth in the U.S. Offer to Purchase. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold ADSs in your name or in the name of your nominee.

The U.S. Offer is not conditioned on any minimum number of Securities being tendered. However, the U.S. Offer is subject to other Conditions. See “THE U.S. OFFER — Section 15. Conditions of the U.S. Offer” in the U.S. Offer to Purchase.

For your information, and for forwarding to those clients for which you hold ADSs registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The U.S. Offer to Purchase;

2. The Letter of Transmittal (to be used for guidance by clients for whose account you hold ADSs registered in your name or in the name of a nominee); and

3. A printed form of letter that may be sent to clients for whose account you hold ADSs registered in your name or in the name of a nominee, with an Instruction Form attached for obtaining such clients’ instructions with regard to the tender offer.

The enclosed Letter of Transmittal cannot be used to tender Shares, except insofar as Shares are represented by ADSs, on behalf of clients for whose account you hold ADSs registered in your name or in the name of a nominee. Shares not represented by ADSs held by U.S. Persons can only be tendered in the U.S. Offer by following the instructions in the Offer Documents. See Instruction 10 of the Letter of Transmittal.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

Please note the following:

1. In order to participate in the tender offer, holders of ADSs may tender the Shares underlying their ADSs through The Bank of New York Mellon, as “U.S. Receiving Agent”, in accordance with the instructions set forth in the Offer Documents. As an alternative to tendering the Shares underlying its ADSs through the U.S. Receiving Agent, an ADS holder may also surrender its ADSs to The Bank of New York Mellon, as ADS depositary, withdraw the Shares underlying the ADSs from the ADS program and participate directly in the U.S. Offer or the Argentine Offer as a holder of Shares, allowing sufficient time to complete all necessary steps and make all required arrangements. See “THE U.S. OFFER — Section 3. Procedure for Tendering in the U.S. Offer — Holders of Shares” in the U.S. Offer to Purchase.

2. After purchase by the Bidders of the Shares represented by ADSs tendered through the U.S. Receiving Agent and receipt by U.S. Receiving Agent of payment of the consideration for those Shares, the U.S. Receiving Agent will pay to the applicable holders of ADSs the Offer Price in cash, settled in U.S. dollars without interest thereon and less any required fees and expenses (See “THE U.S. OFFER — Section 17. Fees and Expenses” in the U.S. Offer to Purchase) and withholding taxes (See “THE U.S. OFFER — Section 17. Certain Tax Considerations” in the U.S. Offer to Purchase) and, if applicable, any Distributions. The ADS cancellation fee is payable to The Bank of New York Mellon, as depositary under the deposit agreement governing YPF’s ADS program. In addition, ADS holders must pay any taxes or governmental charges payable in connection with the cancellation of ADSs representing Shares purchased in the tender offer. ADS holders will receive the Offer Price for Shares represented by ADSs purchased in the U.S. Offer by means of delivery of funds to the account indicated or, in the case of ADSs held through The Depository Trust Company (“DTC”), by means of delivery of funds to the account maintained at DTC by the tendering participant.

3. U.S. federal income tax backup withholding at a rate of 28% may be required, unless the required taxpayer identification information is provided. See Instruction 12 of the Letter of Transmittal.

4. Any holder of ADSs that wishes to tender Shares underlying ADSs through the U.S. Receiving Agent must do so no later than the Expiration Time on the Expiration Date or the New Expiration Date, as applicable. See “THE U.S. OFFER — Section 3. Procedure for Tendering in the U.S. Offer — Holders of ADSs” in the U.S. Offer to Purchase.

5. In order to participate in the U.S. Offer through the U.S. Receiving Agent, the following must be delivered to the U.S. Receiving Agent prior to the Expiration Time on the Expiration Date or the New Expiration Date, as applicable: (a) American Depositary Receipts (“ADRs”) evidencing the tendered ADSs and the enclosed Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or (b) in the case of a book-entry transfer through DTC, an Agent’s Message (as defined in the Letter of Transmittal), in each case together with any other documents required by the U.S. Receiving Agent and in accordance with the instructions set forth in the Letter of Transmittal.

The Bidders will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares represented by ADSs pursuant to the Offer Documents. In addition, the Bidders will not pay any transfer taxes payable on the transfer of Shares represented by ADSs to it. See Instruction 6 to the Letter of Transmittal. The Bidders will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

Any inquiries you may have with respect to the U.S. Offer and requests for copies of the enclosed materials should be addressed to BNY Mellon Shareowner Services, the Information Agent for the U.S. Offer, at the addresses and telephone numbers set forth on the back cover page of the Letter of Transmittal.

Very truly yours,

Petersen Energía Inversora, S.A.,
Enrique Eskenazi,
Sebastián Eskenazi,
Matías Eskenazi Storey, and
Ezequiel Eskenazi Storey

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE BIDDERS, YPF, THE U.S. RECEIVING AGENT, THE U.S. INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE U.S. OFFER, OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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